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EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
eResearchTechnology, Inc.:

We consent to the use of our reports dated March 10, 2006, with respect to the consolidated balance sheets of eResearchTechnology, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
May 3, 2006